FORM OF

TARGETED GENETICS CORPORATION

STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (this "Agreement") is entered into between Targeted Genetics Corporation, a Washington corporation (the "Company"), and ____________ (the "Grantee") as of ________ (the "Date of Grant") pursuant to the Targeted Genetics Corporation Stock Incentive Plan (the "Plan"). To the extent any capitalized terms used in this Agreement are not defined, they will have the meaning ascribed to them in the Plan.

Grantee and the Company agree as follows:

1.  Grant of Restricted Stock Units. The Company granted to Grantee, on the Date of Grant, an award of ______Restricted Stock Units (the "Units") pursuant to the terms and conditions contained herein and the terms and conditions of the Plan.

2.  Vesting of the Units.

(a)  Release Date. The Units will vest in ______ substantially equal installments on each of the first through _________ annual anniversaries of the Date of Grant (the "Release Dates"); provided that Grantee has remained in continuous Service through each such Release Date.

(b)  Termination of Service. In the event that Grantee's Service terminates prior to any Release Date, for any reason, including a voluntary termination by Grantee or an involuntary termination by the Company (with or without Cause), any unvested Units will be immediately forfeited without consideration. Notwithstanding the preceding sentence, in the event that Grantee's Service terminates as a result of Grantee's death, a portion of the number of Units scheduled to vest on the Release Date which would have next occurred pursuant to Section 2(a) if it were not for the Grantee's death (the "Next Release Date") will vest immediately upon such termination as follows: The number of Units that will immediately vest is equal to (i) the number of Units subject to vesting on the Next Release Date, multiplied by (ii) a fraction (not greater than one), the numerator of which is the number of whole months during which Grantee was in continuous Service between the last scheduled Release Date prior to the date of death (or, if none, the Date of Grant) and the date of death, and the denominator of which is the number of whole months between the last scheduled Release Date prior to the date of death (or, if none, the Date of Grant) and the Next Release Date. Any Units that are not vested after giving effect to the foregoing sentence will be immediately forfeited as of the date of death without consideration.

(c)  Change in Control. Notwithstanding any provision to the contrary, in the event of termination of Grantee's Service without Cause or for Good Reason within twelve (12) months following a Change in Control, any unvested Units, to the extent assumed (or the applicable substitute award, if any) shall vest in full. For purposes of this Section 2(c), "Good Reason" means the occurrence of any of the following events or conditions (without Grantee' written consent) and the failure of the Company (or its successor) to cure such event or condition within Grantee's thirty (30) day written notice:

(i) a change in Grantee's status, title, position or responsibilities (including reporting responsibilities) that, in Grantee's reasonable judgment, represents a substantial reduction in the status, title, position or responsibilities as in effect immediately prior thereto; the assignment to Grantee of any duties or responsibilities that, in Grantee's reasonable judgment, are materially inconsistent with such status, title, position or responsibilities; or any removal of Grantee from or failure to reappoint or reelect Grantee to any of such positions, except in connection with termination of Grantee's Service for Cause or Good Reason, or as a result of Grantee's Disability or death;

(ii) a substantial reduction in Grantee's annual base salary;

(iii) a requirement Grantee be based at any place outside a 35-mile radius of Grantee's place of Service prior to the Change in Control, except for reasonably required travel on the Company's (or its successor's) business that is not materially greater than such travel requirements prior to the Change in Control;

(iv) a failure to (x) continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which Grantee was participating at the time of the Change in Control, or (y) provide Grantee with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided under each material employee benefit plan, program and practice as in effect immediately prior to the Change in Control; or

(v) a material breach by the Company (or its successor) of its obligations to Grantee under the Plan (or any substantially equivalent plan of the Company's successor).

3.  Restriction on Transfer. This Agreement, and the Units to be issued pursuant to this Agreement, may not be transferred, assigned, pledged or otherwise encumbered by Grantee in any manner whatsoever other than by will or by the laws of descent or distribution, or pursuant to a domestic relations order if approved or ratified by the Company. References in this Agreement to Grantee, to the extent relevant in the context, shall include references to any authorized transferees.

4.  Payout of Units.

(a)  Status as a Creditor. Unless and until Units have vested in accordance with Section 2 above, Grantee will have no right to a payout with respect to any Units. Prior to payout of any vested Units, the vested Units will represent an unfunded and unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Grantee is an unsecured general creditor of the Company, and payouts are subject to the claims of the Company's creditors.

(b)  Form and Timing of Payout. Units will automatically be paid out in the form of Shares upon the vesting of the Units pursuant to Section 2 above; provided that the Company will have no obligation to issue such Shares unless and until Grantee has satisfied any applicable tax or other withholding obligations, including those described in Section 5 below, and such issuance otherwise complies with all Applicable Laws. The number of Shares to be issued pursuant to the Units will be determined using the Fair Market Value on the Release Date. Fractional Shares will not be issued upon the vesting of Units. Where a fractional share would be owed to the Grantee upon the vesting of Units, a cash payment equivalent will be paid in place of any such fractional share. The Shares to be issued upon payout will be automatically issued as soon as practicable to Grantee following each Release Date; provided that, in any event, no later than the date that is 2 ½ months from the end of (i) Grantee's tax year that includes the Release Date, or (ii) the Company's tax year that includes the Release Date. Any distribution or delivery of Shares to be made to Grantee's estate will be made to the executor provided the executor furnishes the Company with (i) a written notice of the executor's status as transferee, and (ii) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any Applicable Laws pertaining to such transfer.

5.  Tax Consequences. Grantee understands that Grantee (and not the Company) will be responsible for the tax liability that may arise as a result of the transactions contemplated by this Agreement. Grantee understands that Grantee will recognize ordinary income in an amount equal to the Fair Market Value of the Shares received on each payout date for such Shares. Grantee further agrees to make arrangements satisfactory to the Company for the satisfaction of any applicable income and employment withholding taxes and any other withholding obligation(s) that arise in connection with the Units which, at the sole discretion of the Company, may include, but is not limited to: (i) having Grantee pay such tax withholding amounts to the Company in cash within twenty-four (24) hours of the payout date for such Shares, (ii) withholding such amounts from other compensation due to Grantee, or (iii) having the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld. Unless otherwise agreed to in writing by Grantee and the Company within a reasonable time prior to the applicable payout date, withholding obligations will be satisfied by having the Company withhold such amounts from compensation otherwise due to Grantee as provided in (ii) above. By signing below, Grantee represents, warrants and acknowledges that the Company has made no warranties or representations to Grantee with respect to the income tax consequences of the transactions contemplated by this Agreement, and Grantee in no manner is relying on the Company or its representatives for an assessment of such tax consequences. Grantee further acknowledges that the tax laws and regulations are subject to change and that Grantee should consult Grantee's own tax advisor regarding this Agreement. Nothing stated herein is intended or written to be used, and cannot be used, for the purpose of avoiding taxpayer penalties.

6.  Restriction on Transfer. Regardless of whether the transfer or issuance of the Shares to be issued pursuant to this Agreement have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company may impose additional restrictions upon the sale, pledge, or other transfer of the Shares (including the placement of appropriate legends on stock certificates and the issuance of stop-transfer instructions to the Company's transfer agent) if, in the judgment of the Company and its counsel, such restrictions are necessary in order to achieve compliance with the provisions of the Securities Act, the securities laws of any state, or any other Applicable Law. Stock certificates evidencing the Shares issued pursuant to this Agreement, if any, may bear such restrictive legends as the Company and its counsel deem necessary under Applicable Laws or pursuant to this Agreement.

7.  Representations, Warranties, Covenants, and Acknowledgments. Grantee hereby agrees that in the event the Company and its counsel deem it necessary or advisable in the exercise of their discretion, the transfer or issuance of the Shares issued pursuant to this Agreement may be conditioned upon Grantee making certain representations, warranties, and acknowledgments relating to compliance with Applicable Laws.

8.  Voting and Other Rights. Subject to the terms of this Agreement, Grantee shall not have any voting rights or any other rights and privileges of a stockholder of the Company unless and until the Units are settled in Shares upon vesting.

9.  Authorization to Release Necessary Personal Information. Grantee hereby authorizes and directs Grantee's employer to collect, use and transfer in electronic or other form, any personal information (the "Data") regarding Grantee's employment, the nature and amount of Grantee's compensation and the facts and conditions of Grantee's participation in the Plan (including, but not limited to, Grantee's name, home address, telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Shares held and the details of all Awards or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding) for the purpose of implementing, administering and managing Grantee's participation in the Plan. Grantee understands that the Data may be transferred to the Company or any of its Subsidiaries, or to any third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer to a broker or other third party assisting with the administration of this Agreement under the Plan or with whom Shares acquired pursuant to the Units or cash from the sale of such Shares may be deposited. Grantee acknowledges that recipients of the Data may be located in different countries, and those countries may have data privacy laws and protections different from those in the country of Grantee's residence. Furthermore, Grantee acknowledges and understands that the transfer of the Data to the Company or any of its Subsidiaries, or to any third parties is necessary for Grantee's participation in the Plan. Grantee may at any time withdraw the consents herein by contacting Grantee's local human resources representative in writing. Grantee further acknowledges that withdrawal of consent may affect Grantee's ability to exercise or realize benefits from the Units, and Grantee's ability to participate in the Plan.

10.  No Entitlement or Claims for Compensation. Grantee's rights, if any, in respect of or in connection with this Agreement, the Units or any other Award are derived solely from the discretionary decision of the Company to permit Grantee to participate in the Plan and to benefit from a discretionary Award. By accepting this Agreement and the Units, Grantee expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards to Grantee. This Agreement and the Units are not intended to be compensation of a continuing or recurring nature, or part of Grantee's normal or expected compensation, and in no way represents any portion of Grantee's salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

11.  General Provisions.

(a)  Neither the Plan nor this Agreement shall be deemed to give Grantee a right to remain a Key Service Provider. The Company and its Parents, Subsidiaries and Affiliates (as applicable) reserve the right to terminate Grantee's Service at any time, with or without Cause, and for any reason, subject to Applicable Laws, The Company's Articles of Incorporation and Bylaws and a written employment agreement (if any), and Grantee shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan or this Agreement that is forfeited and/or is terminated by its terms or to any future Award.

(b)  This Agreement and the Plan represent the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior or contemporaneous agreements, whether written or oral. In the event of a conflict between this Agreement and the Plan, the provisions of the Plan will govern. The Committee has the power to interpret the Plan and this Agreement. All interpretations and determinations made by the Committee will be binding upon Grantee, the Company, and all other interested parties.

(c)  If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

(d)  This Agreement shall be governed by the laws of the State of Washington without reference to its conflicts of law principles.

(e)  No waiver, alteration or modification of any of the provisions of this Agreement will be binding, unless in writing and signed by duly authorized representatives of the parties hereto. This Agreement will be binding on, and will inure to the benefit of, the parties and their respective successors and assigns.

(f)  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

TARGETED GENETICS CORPORATION

By: __________________________________

Its: __________________________________

Date: _________________________________

GRANTEE

_________________________________

Date: _________________________________